UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENTREPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2007

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31993 (Commission File Number)	25-1655321 (IRS Employer Identification Number)

20810 Fernbush Lane Houston, Texas 77073 (Address of principal executive offices)

(281) 821-9091 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Acquisition.  On October 31, 2007, Sterling Construction Company, Inc. (the "Company") concurrently entered into an agreement to purchase and closed the purchase of a 91.67% interest in Road and Highway Builders, LLC ("RHB LLC") and of all the outstanding capital stock of Road and Highway Builders Inc.  The terms of the purchase and a description of the parties are described in greater detail in Item 2.01, below.

Employment Agreement.  At the closing of the purchase, RHB LLC entered into a 42-month employment agreement with Richard H. Buenting, its chief executive.  The agreement provides for Mr. Buenting to remain as chief executive of RHB LLC at an initial annualized salary of $150,000, subject to annual reviews for possible merit increases.  Under the agreement, Mr. Buenting is also eligible to earn a bonus based on as yet undetermined goals.  He will be eligible to earn a potential maximum annual bonus equal to 100% of his salary.  Mr. Buenting is also eligible to participate in employee benefit plans to the same extent as other senior managers of RHB LLC.

In the event of Mr. Buenting's death or permanent disability, his employment would terminate, and RHB LLC would pay him his salary through the date of termination and any bonus to which he would have been entitled for the year in which his death or disability occurred, but pro rated based on the number of days during that year that he was an active employee.  Mr. Buenting's employment may be terminated by RHB LLC for cause, which is defined as a breach of his obligation of confidentiality to RHB and its affiliates (including the Company); gross insubordination; willful misconduct; continuing failure to perform his duties; fraud or dishonesty; the use of illegal drugs; or being charged with the commission of a felony.  If Mr. Buenting's employment is terminated for cause, or if he exercises his right to resign his employment on 180 days notice, RHB LLC is only required to pay him his salary through the date of termination and is not required to pay him any bonus for the year in which his employment terminates.

The foregoing description is not complete and is qualified in its entirety by reference to the employment agreement, a copy of will be filed as an exhibit to an amendment of this Form 8-K, or to the Company’s next Form 10-Q, and which is incorporated herein by reference.

Credit Facility.  On October 31, 2007, the Company and its subsidiaries, Texas Sterling Construction Co. and Oakhurst Management Corporation, each as borrowers entered into a $75,000,000 revolving credit agreement with Comerica Bank as initial lender and as administrative agent for lenders that from time to time may be a party to the credit agreement.  In connection with the revolving credit facility, a credit agreement, security agreement and other ancillary agreements were entered into, the terms of which are described in Item 2.03, below.

Item 1.02 Termination of a Material Definitive Agreement.

In the new credit agreement described in Item 2.03, below, the Borrowers agreed to make no further borrowings pursuant to the existing Fourth Amended and Restated Credit Agreement with Comerica Bank dated as of May 10, 2006 (the "Existing Comerica Facility").  The effect of this agreement is to terminate the Borrowers' ability to make future revolving credit borrowings under the Existing Comerica Facility, which had provided the Borrowers with a $35 million  revolving credit facility on terms similar to the new Credit Facility.  No revolving credit loans were outstanding under the Existing Comerica Facility at October 31, 2007.  The new credit agreement does, however, permit the Borrowers to incur and have outstanding term borrowings under the Existing Comerica Facility, but such term borrowings are limited to two term notes of $37,463 and $635,555.64 that were outstanding at October 31, 2007, and to an additional term borrowing of up to $1,500,000.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 31, 2007, Sterling Construction Company, Inc. (the "Company") concurrently entered into an agreement to purchase and closed the purchase of a 91.67% interest in Road and Highway Builders LLC, a Nevada limited liability company ("RHB LLC") and all of the outstanding capital stock of Road and Highway Builders, Inc., a Nevada corporation  ("RHB Inc.")  RHB LLC and RHB Inc. were owned equally by Fisher Sand & Gravel Co., a North Dakota corporation ("FSG") and Richard H. Buenting, the chief executive of RHB LLC (together, the "Sellers.")

RHB LLC is a heavy civil construction business located in Reno, Nevada.  It builds roads, highways and bridges for local and state agencies.  RHB Inc.'s sole asset is its rights as co-lessee with RHB LLC under a long-term, royalty-based lease of a Nevada quarry on which RHB LLC can mine aggregates for use in its own construction business and for sale to third parties.

RHB LLC's assets consist of construction contracts, road and bridge construction and aggregate mining machinery and equipment, and two parcels of real estate aggregating approximately 44.5 acres located in Lovelock, Nevada, one of which is used for materials storage and the other of which has a 7,200 square-foot combined office building and maintenance shop.

The Company acquired all of FSG's member's interest in RHB LLC and 83.34% of Mr. Buenting's member's interest.  As a result, the Company owns 91.67% of RHB LLC, and Mr. Buenting retains the remaining 8.33%.

The Company paid an aggregate purchase price of $53 million.  Of the purchase price, $1.0 million was paid to Mr. Buenting in the form of 40,702 shares of the Company's common stock valued at the simple average of the closing prices of the common stock on the NASDAQ Global Select Market on the ten consecutive trading days ending on the fifth trading day prior to the closing of the purchase ($24.569 per share).  The balance of the purchase price was paid in cash.  The sale of the shares to Mr. Buenting was not registered under the Securities Act of 1933 because the Company has relied on the provisions of Section 4(2) of that act in claiming an exemption from registration for the transaction as one not involving a public offering.

The purchase price is subject to a downward adjustment after the closing of the purchase based on the working capital of RHB LLC at the closing, expected to be determined within sixty days after the closing.  The Sellers are obligated to refund the purchase price to the extent that the working capital of RHB LLC at the closing of the purchase is determined to have been less than $2.75 million, minus capital expenditures for equipment made by RHB LLC after July 1, 2007.  The purchase price is also subject to reduction to the extent that accounts receivable at the closing of the purchase less any reserve for bad debts are not able to be collected within the one hundred twenty days following the closing.  Unbooked judgments in RHB LLC's favor as well as unbooked claims against customers (none of which are currently reasonably assured of collection) that are collected within the three years following the closing of the purchase will be divided in three equal parts, among the two Sellers and the Company.

The cash portion of the purchase price was funded by a $22.370 million borrowing under the Company's new $75 million credit facility with Comerica Bank (see Item 2.03, below) and the balance was funded from the Company's available cash.  Ten percent of the cash purchase price has been placed in escrow for eighteen months pursuant to an escrow agreement as security for any breaches of representations and warranties made by the Sellers.

Mr. Buenting has the right to put (or require the Company to buy) his remaining 8.33% interest in RHB LLC, and concurrently the Company has the right to call (or require Mr. Buenting to sell) that 8.33% interest to the Company, in each case within sixty days after the Company files its Annual Report on Form 10-K for the calendar year 2010.  The purchase price in each case is 8.33% of the product of six times the simple average of RHB LLC's income before interest, taxes, depreciation and amortization (EBITDA) for the calendar years 2008, 2009 and 2010.  Mr. Buenting's put right is transferable to his heirs, and in the event of his death or permanent disability before 2010, he or his personal representative has the option to accelerate the exercise of his put right, in which event the EBITDA measuring period is commensurately shortened.

The parties make representations and warranties in the purchase agreement as to their own legal status, and the Sellers make representations and warranties as to their ownership of RHB LLC and RHB Inc. and as to the assets, business, operations, liabilities and financial position of RHB LLC and RHB Inc.  The parties' representations and warranties expire eighteen months after the closing of the purchase except that (a) there is no time limit on the Sellers' representations and warranties as to matters of title to assets and the Company's and FSG's representations and warranties concerning the authorization of the transaction; (b) tax representations and warranties continue in effect for the applicable tax statute of limitations plus sixty days; and (c) environmental and employee benefit plan representations and warranties remain in effect for five years.  The parties agree to indemnify each other for breaches of representations and warranties; however the total liability for breaches of representations and warranties are capped at $10.6 million for the Company and $5.3 million for each of the Sellers individually.

The purchase agreement restricts Mr. Buenting and FSG from competing against RHB LLC's business and from soliciting its employees for a period of four years after the closing of the purchase.  Mr. Buenting's non-compete obligation applies to the states of Nevada and California.  FSG's non-compete obligation applies to Northern Nevada, but not to certain of its in-progress projects and not to contracts in excess of $100 million, and to Southern Nevada, except not to Clark County and not to contracts in excess of $75 million.

Prior to this acquisition, no relationship of any kind existed between the Sellers and the Company, any of the Company's affiliates, directors or officers or any of their associates.

The foregoing description in this Item 2.01 is not complete and is qualified in its entirety by reference to the purchase agreement and the escrow agreement, copies of which will be filed as exhibits to an amendment of this Form 8-K, or to the Company’s next Form 10-Q, and which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 31, 2007, the Company and its subsidiaries, Texas Sterling Construction Co. and Oakhurst Management Corporation, each as borrowers (the "Borrowers") closed a $75,000,000 revolving credit facility (the "Credit Facility") with Comerica Bank as initial lender and as administrative agent for lenders that from time to time may be a party to the Credit Facility (the "Lenders").  In connection with the Credit Facility, a credit agreement, security agreement and several related ancillary agreements were entered into by the parties.  Upon the Company's purchase of 91.67% of the equity of Road and Highway Builders, LLC ("RHB LLC") and all of the equity of Road and Highway Builders Inc. ("RHB Inc."), which was financed in part with funds borrowed by the Company under the Credit Facility, RHB LLC and RHB Inc. also became Borrowers and granted security interests in their assets pursuant to a Joinder Agreement.

Comerica intends to syndicate the Credit Facility and is entitled, after consultation with the Company, to change the terms, structure and pricing (including the interest rates and fees) of the Credit Facility if Comerica determines in its reasonable discretion that such changes are necessary to insure that the Credit Facility can be syndicated to such an extent that Comerica's lending commitment under the Credit Facility is reduced to $35,000,000.

The following descriptions are not complete and are qualified in their entirety by reference to the agreements governing the Credit Facility, copies of which will be filed as exhibits to an amendment of this Form 8-K or to the Company’s next Form 10-Q, and which are incorporated herein by reference.

Credit Agreement.  Pursuant to the credit agreement dated as of October 31, 2007 (the "Credit Agreement") among the Borrowers, the Lenders and the administrative agent, the Lenders agree to make revolving loans (the "Loans") to the Borrowers and to issue letters of credit on behalf of the Borrowers.  The Borrowers are permitted to use the Loans to finance working capital, to refinance existing indebtedness and to consummate the acquisition of RHB LLC and RHB Inc. as described above.  At October 31, 2007, the aggregate amount of Loans outstanding under the Credit Agreement is $22,370,000 and the aggregate amount of letters of credit outstanding under the Credit Agreement is $1,484,000.

At the Company’s election, the Loans under the Credit Facility bear interest at either a LIBOR-based interest rate or a prime-based interest rate.  The unpaid principal balance of each LIBOR-based Loan bears interest at a variable rate equal to LIBOR plus an amount (the "LIBOR Margin") ranging from 1.25% to 2.25% depending on the Pricing Leverage Ratio achieved by the Company.  The "Pricing Leverage Ratio" is determined by the ratio of the Company’s average total debt, less cash and cash equivalents, to the EBITDA achieved by the Company on a rolling four-quarter basis.  The Pricing Leverage Ratio is measured quarterly.  If the Company achieves a Pricing Leverage Ratio of (a) less than 1.00 to 1.00; (b) equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00; or (c) greater than or equal to 1.75 to 1.00, then the applicable LIBOR Margins will be 1.25%, 1.75% and 2.25%, respectively.  Interest on LIBOR-based Loans is payable at the end of the relevant LIBOR interest period, which must be one, two, three or six months.

The unpaid principal balance of each prime-based Loan will bear interest at a variable rate equal to Comerica’s prime rate plus an amount (the "Prime Margin") ranging from 0% to 0.50% depending on the Pricing Leverage Ratio achieved by the Company.  If the Company achieves a Pricing Leverage Ratio of (a) less than 1.00 to 1.00; (b) equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00; or (c) greater than or equal to 1.75 to 1.00, then the applicable Prime Margins will be 0.0%, 0.25% and 0.50% respectively.

Until the Company issues its financial statements for the quarter ended December 31, 2007, the LIBOR Margin and the Prime Margin will be determined as if the Company had achieved a Pricing Leverage Ratio equal to, or greater than, 1.00 to 1.00, but less than 1.75 to 1.00.

The principal balance of all Loans under the Credit Facility will mature on October 31, 2012.  The principal balance of the Loans may be prepaid at any time, in whole or in part, without premium or penalty, except for losses incurred by the Lenders as a consequence of the prepayment of any Loans bearing interest based on LIBOR.  Amounts repaid under the Credit Facility may be re-borrowed.

The Borrowers will pay a syndication arrangement fee to Comerica, a facility fee to the Lenders, and fees on the amount of each letter of credit.  The Borrowers will also pay customary fees to the administrative agent, the collateral trustee and the Lender issuing the letters of credit.

The Credit Agreement contains financial covenants, including covenants in which the Borrowers have agreed —

•	beginning with the quarter ended December 31, 2007, to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00;

•
to maintain a leverage ratio not less than 1.25 to 1.00 for the quarters ended December 31, 2007 and March 31, 2008 and to maintain a leverage ratio of not less than 2.00 to 1.00 for each quarter thereafter;

•
commencing with the date of the Credit Agreement (October 31, 2007), to maintain a tangible net worth greater than or equal to the sum of (a) the tangible net worth of the Company immediately following the acquisition of RHB LLC and RHB Inc. less $3,000,000; plus (b) 50% of each subsequent quarter’s positive net income, without reduction for losses;

•	commencing with the date of the Credit Agreement, to maintain an asset coverage ratio of at least 1.25 to 1.00; and

•	at no time to have consolidated net losses, in the aggregate, for any two consecutive quarters that total more than $500,000.

The Credit Agreement contains negative covenants in which the Borrowers have agreed (subject to certain exceptions) —

•	not to incur liens on their assets;

•	not to engage in acquisitions exceeding a certain cost;

•	not to merge or consolidate or sell, transfer, lease or otherwise dispose of their assets;

•	not to engage in any business that is substantially different from the business engaged in on the date of the Credit Agreement;

•	not to incur additional indebtedness;

•
not to amend their existing surety arrangements or enter into new surety arrangements unless on terms substantially similar as the Company’s existing arrangements, and not unless the new surety delivers to the Lenders a comfort letter substantially similar to that previously delivered to the Lenders by the Company’s existing principal surety; and

•	not to declare or make dividend distributions to their shareholders other than stock dividends.

The Credit Agreement also contains other covenants that include, among other things (subject to exceptions), limitations on investments, limitations on transactions with affiliates, limitations on amendments to surety documents, maintenance of properties and insurance, compliance with laws, delivery of certain information and keeping of books and records.

The Credit Agreement contains the following events of default, which are subject to customary grace periods and materiality standards:

•	nonpayment of any amounts payable under the Credit Facility when due;

•	any representation or warranty made in connection with the Credit Facility being incorrect in any material respect when made or deemed made;

•	failure of the Borrowers to comply with the Credit Agreement or any related document;

•	failure by the Borrower to make payments on other indebtedness involving amounts of $1,000,000 or more, or the occurrence of any event that permits the acceleration of such indebtedness;

•	entry of judgments or orders against the Borrowers for payment of an aggregate amount of $1,000,000 or more;

•	the insolvency of the Borrowers, or the voluntary or involuntary bankruptcy or reorganization of the Borrowers;

•	certain events under ERISA that could reasonably be expected to have a material adverse effect;

•
any Person either alone or with its subsidiaries shall acquire more than 50% of the outstanding stock of the Company or the Company shall fail to maintain its existing ownership interests in its subsidiaries;

•	an event of default occurs under any of the Borrower’s surety agreements, or any surety makes a public filing of its liens or takes action or threatens to take action to enforce its liens; and

•	the Credit Agreement or any document securing the obligations under the Credit Agreement ceases to be in effect or any lien created in connection with the Credit Facility ceases to be enforceable.

Security Agreement.  Pursuant to a Security Agreement dated as of October 31, 2007, each Borrower granted to Comerica Bank, as administrative agent for the Lenders, a security interest in all of such Borrower’s personal property to secure the obligations of the Borrowers under the Credit Facility.   In addition, the Credit Agreement requires that the Borrowers execute mortgages granting the administrative agent a lien on certain of their real properties within 30 days after the date of the Credit Agreement.

If an event of default under the Credit Agreement occurs, then the administrative agent may exercise the Borrower’s rights in the collateral.  In that event, the collateral trustee will have all of the rights of a secured party with respect to the collateral under the Uniform Commercial Code, including, among other things, the right to sell the collateral at public or private sale.

Item 8.01	Other Events

On October 31, 2007, the Company issued a press release together with informational slides announcing the acquisition of Road and Highway Builders, LLC and Road and Highway Builders Inc.  A copy of the press release and slides are filed as Exhibit 99.1 and Exhibit 99.2 to this Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
The financial statements required by Item 9.01 will be filed by an amendment to this Form 8-K on or before January 16, 2007.

(b)	Pro forma Financial Information.
The pro forma financial information required by Item 9.01 will be filed by an amendment to this Form 8-K on or before January 16, 2007.

(c)	Exhibits

Exhibit No.	Description

2.1
Purchase Agreement by and among Richard H. Buenting, Fisher Sand & Gravel Co., Thomas Fisher and Sterling Construction Company, Inc. dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

2.2
Escrow Agreement by and among Sterling Construction Company, Inc., Fisher Sand & Gravel Co., Richard H. Buenting and Comerica Bank as Escrow Agent, dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

10.1
Credit Agreement by and among Sterling Construction Company, Inc., Texas Sterling Construction Co., Oakhurst Management Corporation and Comerica Bank and the other lenders from time to time party thereto, and Comerica Bank as administrative agent for the lenders, dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

10.2
Security Agreement by and among Sterling Construction Company, Inc., Texas Sterling Construction Co., Oakhurst Management Corporation and Comerica Bank as administrative agent, dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

10.3
Joinder by Road and Highway Builders, LLC and Road and Highway Builders Inc, dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

10.4
Employment Agreement between Richard H. Buenting and Road and Highway Builders, LLC, dated as of October 31, 2007, a copy of which will be filed as an exhibit to an amendment of this Form 8-K or to the Company’s next report on Form 10-Q.

99.1*
Sterling Construction Company, Inc. press release dated November 1, 2007 announcing the acquisition of Road and Highway Builders, LLC and Road and Highway Builders Inc., and the entry into a $75 million line of credit agreement with Comerica Bank, as administrative agent and as initial lender.

99.2*	Informational slides regarding the acquisition on October 31, 2007 by Sterling Construction Company, Inc. of Road and Highway Builders, LLC and Road and Highway Builders Inc.
______________
*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Construction Company, Inc.

By:	/s/ James H. Allen, Jr.
James H. Allen, Jr.
Senior Vice President & Chief Financial Officer
Dated: November 1, 2007